Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA APPOINTS LAURA M. FRANKLIN TO BOARD OF DIRECTORS

September 8, 2016 - DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the appointment of Laura M. Franklin to the Company’s Board of Directors (the “Board”). Ms. Franklin was with Washington Real Estate Investment Trust (“Washington REIT”) for twenty-two years until her retirement in 2015. Since 2007, Ms. Franklin held the position of Executive Vice President, Accounting and Administration and Corporate Secretary at Washington REIT. Prior to joining Washington REIT, Ms. Franklin was with the accounting firm CohnReznick (formerly The Reznick Group). Ms. Franklin is a Certified Public Accountant, is a member of The National Association of Corporate Directors (NACD), and the American Institute of Certified Professional Accountants (AICPA). Ms. Franklin also served as a director of KEEN USA and KEEN Greater DC, a non-profit organization that provides recreational opportunities for children and young adults with mental and physical disabilities.

As stated in the Company’s July 2016 earnings release, the Board intends to appoint two additional directors in 2016 placing a priority on candidates who qualify as Audit Committee financial experts under the Sarbanes-Oxley Act of 2002, and on candidates whose background and experience will complement that of the existing directors and bring additional diversity to the Board. The Board intends to appoint one additional director, in addition to Ms. Franklin, who also satisfies the aforementioned criteria.

Jeffry B. Fuqua,  Chairman of the Board of the Company stated, “We are very pleased to welcome Laura to the Company’s Board.” Mr. Fuqua continued, “Laura’s knowledge and experience from over two decades as an executive officer of a public REIT align exceptionally well with the criteria established by the Board for directors.” Mr. Fuqua also noted, “With Laura’s appointment, and the intended appointment of one additional director, the size of our Board will increase temporarily to nine, however the Board intends to only nominate seven directors for election at our 2017 annual meeting of shareholders.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including over 1.5 million square feet of income properties, as well as approximately 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation, which has been updated for the results for  quarter and six months ended June 30, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of pending transactions, the completion of 1031 transactions, closing other transactions, the permitting processes for certain transactions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.